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                                                              Exhibit (c)(1)

                  Presidio RPS Acquisition Corp.
                      411 West Putnam Avenue
                       Greenwich, CT 06830



March 3, 1998

Mr. Barry Patterson
Chairperson, Investment Committee
McKee Foods Corporation Retirement Plan

Dear Mr. Patterson:

Reference is made to our February 18, 1998 offer to purchase units of limited partnership interest in Resources Pension Shares 5, L.P. for $6.00 per unit (the "Offer"). You hereby represent that you have significant influence over the disposition of approximately 150,000 units. You hereby agree to use your best efforts to cause the tender pursuant to the Offer of the foregoing approximately 150,000 units in the event we increase the purchase price in the Offer to $6.50 per unit.

Any tenders made pursuant to the Offer shall be subject to the terms and conditions of the Offer.

Sincerely,

Presidio RPS Acquisition Corp.


By: /s/
    ------------------------------
    Allan B. Rothschild
    Vice President

Accepted and Agreed:


By: /s/
    ------------------------------
    Name: Barry S. Patterson
    Title: Chair, Investment Committee